NUMBER

C 0

SHARES

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

# INFe-Human Resources, Inc.

TOTAL AUTHORIZED ISSUE 120,000,000 SHARES

100,000,000 SHARES PAR VALUE $.001 EACH
COMMON STOCK

20,000,000 SHARES PAR VALUE $.001 EACH
PREFERRED STOCK

See Reverse for Certain Definitions

This is to Certify that ______________________________ is the owner of

SPECIMEN

______________________________

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
INFe-Human Resources, Inc.

*transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

**Witness,** *the seal of the Corporation and the signatures of its duly authorized officers.*

**Dated**

______________________ SECRETARY

______________________ PRESIDENT